EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



         We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Orient-Express Hotels Ltd. and subsidiaries, and the effectiveness of Orient-Express Hotels Ltd. and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K, as amended by Form 10-K/A Amendment No. 1 and Form 10-K/A Amendment No. 2, of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2008.


/s/ DELOITTE LLP
DELOITTE LLP

London, England
August 20, 2009